Exhibit 99.1

Harmonic Announces

Revised Second Quarter Revenue Estimates

SUNNYVALE, Calif.—June 29, 2005—Harmonic Inc. (Nasdaq: HLIT), a leading provider of digital video, broadband optical networking and IP delivery systems, today announced revised revenue estimates for the quarter ending July 1, 2005. These estimates are subject to change and the Company’s actual results for the second quarter of 2005 will be announced on July 21, 2005, following management’s and the independent accountant’s review of the Company’s financial results for the quarter.

For the second quarter of 2005, the Company expects to report net sales of approximately $56 million to $60 million. The lower than anticipated revenue is primarily a result of slower orders of digital headend systems in May and June from domestic cable operators.

“While our cable, satellite and telco customers worldwide are deploying or planning to deploy our digital headend systems, it continues to be difficult to predict the timing of orders and revenue for these installations,” said Anthony J. Ley, Chairman, President and Chief Executive Officer. “Looking forward, we believe we will continue to win significant new business for our digital headend systems, but we do see increasing competition, which is having an effect on project timing and pricing. At the same time, we have introduced important new products that are expected to further strengthen our competitive position.”

The Company expects the lower than expected revenue in the second quarter of 2005 to have an adverse impact on the Company’s gross margins. Based on the revised revenue estimates, the Company expects to incur a loss for the second quarter, on both a GAAP and non-GAAP basis. During the second quarter, the Company did lower its sales volume of complementary third-party products as compared to the first quarter of 2005. These third-party products carry significantly lower margins than Harmonic products.

Harmonic’s conference call regarding its revised second quarter 2005 revenue estimates will be held on June 30, 2005, at 5:45 a.m. Pacific (8:45 a.m. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at www.harmonicinc.com or by calling +1-617-614-4911 (Participant Passcode No. 81975623). The replay will be available after 8:00 a.m. (Pacific) on June 30 at the same website address or by calling +1-617-801-6888 (Participant Passcode No. 44960814).

About Harmonic Inc.

Harmonic Inc. is a leading provider of digital video, broadband optical networking and IP delivery systems to cable, satellite, telecom and broadcast network operators. Harmonic’s open standards-based solutions for the headend through the last mile enable customers to develop new revenue sources and a competitive advantage by offering powerful interactive video, voice and data services such as video-on-demand, high definition digital television, telephony and Internet access.

Harmonic (Nasdaq: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. For more information, visit www.harmonicinc.com.

This press release contains forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Securities Exchange Act of 1934, including statements related to our expected financial results for the second quarter ended July 1, 2005; our expected net sales, gross margins, GAAP net loss and non-GAAP net loss for the second quarter of 2005; our expectations regarding significant headend wins and deployments or planned deployments of our digital headend systems by our cable, satellite and telco customers; the impact of competition on project timing and pricing; and our expectations regarding the impact of new product introductions on the strength of our competitive position. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include risks that actual results could vary, perhaps materially, following the completion of our second quarter and the review of our operating results by our management and independent registered public accounting firm, delays or decreases in capital spending in the cable, satellite and telco industries, customer concentration and consolidation, general economic conditions, market acceptance of new or existing Harmonic products, losses of one or more key customers, risks associated with Harmonic’s international operations, inventory management problems, the effect of competition, difficulties associated with rapid technological changes in Harmonic’s markets, the need to introduce new and enhanced products, and risks associated with a cyclical and unpredictable sales cycle. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic’s filings with the Securities and Exchange Commission, including our Annual Report filed on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2005, and our current reports on Form 8-K. Harmonic does not undertake to update any forward-looking statements.

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